UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) April 18, 2003 (April 11, 2003)

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10948	59-2663954

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Old Germantown Road, Delray Beach, Florida	33445

(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

     On April 11, 2003, Office Depot, Inc. entered into a Sale and Purchase Agreement with Pinault Printemps Redoute, pursuant to which Office Depot will purchase from PPR all of the issued and outstanding shares of capital stock of Guilbert S.A., a wholly-owned subsidiary of PPR, for aggregate cash consideration of EUR 815 million. The purchase price to be paid by Office Depot is subject to:

•	an upward adjustment of EUR 40 million, in cash or common stock of Office Depot, if Office Depot’s common stock as traded on the New York Stock Exchange closes at a price equal to or above $20 for any 5 consecutive trading days during the 18 month period following the date of closing of the acquisition;

•	a reduction by the amount, as of the closing date, of the net outstanding indebtedness owed by Guilbert or its subsidiaries to another member of the PPR group;

•	a reduction by the amount, as of the closing date, of all indebtedness owed by Guilbert or its subsidiaries to third parties, net of all cash or cash equivalents of Guilbert or its subsidiaries remaining at the closing date in excess of EUR 7 million;

•	an adjustment to the extent that the working capital as of the closing date differs from an applicable amount specified in the Sale and Purchase Agreement.

     The acquisition of Guilbert is subject to the approval of the European competition authorities.

     The foregoing description of certain terms of the Sale and Purchase Agreement is qualified in its entirety by reference to the Sale and Purchase Agreement, a copy of which is attached as an exhibit hereto and incorporated herein by reference.

ITEM 7. Exhibits

Sale and Purchase Agreement by and between Pinault Printemps Redoute and Office Depot, Inc. dated as of April 11, 2003.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFFICE DEPOT, INC. (Registrant)

By: /s/ DAVID C. FANNIN

Date: April 18, 2003	David C. Fannin Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

2	Sale and Purchase Agreement by and between Pinault Printemps Redoute and Office Depot, Inc. dated as of April 11, 2003.

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